Exhibit 99.1
Magnolia Oil & Gas Corporation Announces First Quarter 2025 Results

HOUSTON, TX, April 30, 2025 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) today announced its financial and operational results for the first quarter of 2025.

First Quarter 2025 Highlights:

(In millions, except per share data)	For the Quarter Ended March 31, 2025	For the Quarter Ended March 31, 2024	Percentage increase (decrease)
Net income	$106.6	$97.6	9%
Adjusted net income(1)	$105.6	$101.0	5%
Earnings per share - diluted	$0.54	$0.46	17%
Adjusted EBITDAX(1)	$248.4	$227.8	9%
Capital expenditures - D&C	$130.4	$119.0	10%
Average daily production (Mboe/d)	96.5	84.8	14%
Cash balance as of period end	$247.6	$399.3	(38)%
Diluted weighted average total shares outstanding(2)	194.2	204.3	(5)%

First Quarter 2025 Highlights:

•Magnolia reported first quarter 2025 net income attributable to Class A Common Stock of $102.9 million, or $0.54 per diluted share. First quarter 2025 total net income was $106.6 million and total adjusted net income(1) was $105.6 million. Diluted weighted average total shares outstanding decreased by 5% to 194.2 million(2) compared to first quarter 2024.
•Adjusted EBITDAX(1) was $248.4 million during the first quarter of 2025. Total drilling and completions (“D&C”) capital was $130.4 million and below our earlier guidance. The first quarter D&C capital represented approximately 53% of adjusted EBITDAX and is expected to be the largest quarterly capital outlay during 2025.
•Net cash provided by operating activities was $224.5 million during the first quarter of 2025 and the Company generated free cash flow(1) of $110.5 million. Magnolia generated operating income as a percentage of revenue (pre-tax margins) of 39% during the first quarter.

•Total Company production volumes in the first quarter of 2025 grew by 14% on a year-over-year basis to 96.5 thousand barrels of oil equivalent per day (“Mboe/d”) including 39.1 thousand barrels of oil per day (“Mbbls/d”). The better-than-expected production levels were the result of stronger than anticipated well productivity and shallower than expected well declines in Giddings. Production from Giddings was 76.7 Mboe/d, providing overall growth of 25% compared to last year’s first quarter, including oil production growth of 17%.

•We are increasing our full-year 2025 production growth guidance range to 7 to 9 percent, from 5 to 7 percent previously, due to the stronger than expected first quarter production volumes and improved overall well performance. In addition, we are reducing our capital spending program for 2025 to a new range of $430 to $470 million, compared to our initial plan of $460 to $490 million, a decrease of a little more than 5%. Our strong start to the year, including better well performance and improved capital efficiencies provides us with operational flexibility to deliver higher growth while spending less and maintaining the discipline of our business model.
•The Company repurchased 2.2 million of its Class A Common Stock during the first quarter for $52.0 million. Magnolia has 9.6 million Class A Common shares remaining under its current repurchase authorization, which are specifically allocated toward open market share repurchases.
•As previously announced, the Board of Directors declared a cash dividend of $0.15 per share of Class A common stock, and a cash distribution of $0.15 per Class B unit, payable on June 2, 2025 to shareholders of record as of May 12, 2025.

•Magnolia returned $81.7 million(3), or 74% of the Company’s free cash flow(1), to shareholders during the first quarter through a combination of share repurchases and dividends. Together with the significant return of cash to shareholders, Magnolia ended the first quarter with $247.6 million of cash on the balance sheet and an undrawn $450 million revolving credit facility.

“Magnolia’s very strong start to 2025 as demonstrated by our first quarter results, was supported by better than expected well performance, providing us with greater confidence in this year’s development program and continuing to validate the high-quality nature of our assets,” said President and CEO Chris Stavros. “Our total production during the first quarter of 96.5 thousand barrels of oil equivalent per day exceeded our expectations and was driven by strong well productivity in our Giddings asset together with shallower than expected declines. Much of this benefit originated from a newer area of Giddings which we had previously appraised, acquired additional acreage and more recently brought online multiple pads that have outperformed. As this area was expected to be a little gassier than the average Giddings well, we tactically planned some activity here to be brought online during the winter months to take advantage of historically higher pricing.

“The Giddings area has continued to surprise us to the upside as we have applied more modern drilling and completion techniques to this older vintage oil and gas field, which has delivered strong well productivity and returns.

“The strong start to this year including our better well performance and improved capital efficiency allows us to raise our guidance for 2025 year-over-year production growth to a range of 7 to 9 percent compared to our initial outlook of 5 to 7 percent. At the same time, we are lowering the range for our 2025 capital spending to $430 to $470 million, a reduction of approximately $25 million or more than 5 percent from the midpoint of our original spending plan. At current product prices, we now expect to see somewhat higher production and for less capital while maintaining a high level of flexibility in our activity program for the remainder of the year.

“Recent volatility in the financial markets and for product prices suggest that we have entered a period of elevated uncertainty for the global economy. With our low level of debt and business model oriented toward capital discipline, Magnolia is well-prepared and able to manage through periods of weaker product prices or potential market instability. As we noted earlier this year, our teams took proactive measures during the last couple of years to reduce both our field-level operating costs as well as working with our key oil field service providers and material vendors to lower our overall well costs. These early efforts taken during a period of higher product prices has reduced our overall cost structure placing us in a stronger position should prices weaken, allowing for our sustainable return of cash to shareholders through our base dividend and ongoing share repurchases.”

Operational Update

Total Company production volumes in the first quarter of 2025 grew by 14 percent on a year-over-year basis to 96.5 Mboe/d including 39.1 Mbbls/d, both setting new quarterly production records for the Company. First quarter Giddings production increased by 25 percent, compared to the prior year period with Giddings oil production growing 17 percent compared to the first quarter of 2024. Giddings production represented 79 percent of total Company volumes during the first quarter. Magnolia’s first quarter 2025 capital spending on drilling, completions, and associated facilities was $130.4 million and is expected to be the highest quarterly spending rate during 2025.

Magnolia had targeted to bring online some gas-weighted multi-well pads in a newer area during the winter months to take advantage of seasonally higher prices, and well productivity and performance exceeded the Company’s expectations. The wells in this newer area have strong production rates and exhibited shallower declines with excellent returns and quick pay back periods. These results should allow us to generate high single-digit total production growth in 2025 and with fewer total wells turned in line compared to last year. Other areas within Giddings saw strong oil production performance with meaningful associated gas volumes. Flexibility with our operating program could allow for additional appraisal tests later this year.

Magnolia plans to continue to operate two drilling rigs and one completion crew during 2025 and expects to maintain this level of activity through the remainder of the year. Our two operated rig and one completion crew development program has been in place consistently for the last four years driving total Company production growth of more than 40 percent and more than doubling our production volumes in Giddings. Approximately 75 to 80 percent of the 2025 activity will consist of multi-well development pads in the Giddings area combined with some appraisal wells intended to test some concepts and extend the boundaries of the play within our sizable acreage position. Our development program at Giddings consists of drilling multi-well pads throughout our core 200,000 net acre development area. This creates a balanced and efficient program that provides consistent year-over-year results.

Additional Guidance

The better than expected first quarter production supported by continued strong well performance leads us to increase our guidance for year-over-year production growth in the range of 7 to 9 percent, compared to our prior forecast of 5 to 7 percent. Magnolia is also reducing its total 2025 D&C capital spending by slightly more than 5 percent within the range of $430 to $470 million, from $460 to $490 million previously. This includes an estimate of non-operated capital that is similar to 2024 levels. Second quarter 2025 D&C capital spending is estimated to be approximately $110 million and total production for the second quarter is estimated to be roughly flat on a sequential quarterly basis, or approximately 97 Mboe/d.

Oil price differentials are anticipated to be approximately a $3 per barrel discount to Magellan East Houston and Magnolia remains completely unhedged for all its oil and natural gas production. The fully diluted share count for the second quarter of 2025 is expected to be approximately 193 million shares, which is 4 percent lower than second quarter 2024 levels.

Quarterly Report on Form 10-Q

Magnolia's financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three months ended March 31, 2025, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on May 1, 2025.

Conference Call and Webcast

Magnolia will host an investor conference call on Thursday, May 1, 2025 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia's website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. A replay of the webcast will be posted on Magnolia's website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders by delivering steady, moderate annual production growth resulting from its disciplined and efficient philosophy toward capital spending. The Company strives to generate high pre‐tax margins and consistent free cash flow allowing for strong cash returns to our shareholders. For more information, visit www.magnoliaoilgas.com.

(1) Adjusted net income, adjusted EBITDAX, and free cash flow are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.
(2) Weighted average total shares outstanding include diluted weighted average shares of Class A Common Stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.
(3) Includes $0.8 million of share repurchases incurred during the first quarter, but settled during the second quarter of 2025, and excludes $1.2 million of share repurchases incurred during the fourth quarter of 2024, but settled during the first quarter of 2025.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the supply and demand for oil, natural gas, NGLs, and other products or services, including impacts of actions taken by OPEC and other state-controlled oil companies; (ii) the outcome of any legal proceedings that may be instituted against Magnolia; (iii) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iv) changes in applicable laws or regulations; (v) geopolitical and business conditions in key regions of the world; and (vi) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors, including inflation and tariffs. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors

Tom Fitter
(713) 331-4802
tfitter@mgyoil.com

Media

Art Pike
(713) 842-9057
apike@mgyoil.com

Magnolia Oil & Gas Corporation
Operating Highlights

	For the Quarters Ended
	March 31, 2025	March 31, 2024
Production:
Oil (MBbls)	3,517	3,415
Natural gas (MMcf)	16,492	13,749
Natural gas liquids (MBbls)	2,424	2,009
Total (Mboe)	8,689	7,715

Average daily production:
Oil (Bbls/d)	39,078	37,531
Natural gas (Mcf/d)	183,248	151,086
Natural gas liquids (Bbls/d)	26,930	22,072
Total (boe/d)	96,549	84,784

Revenues (in thousands):
Oil revenues	$245,534	$259,182
Natural gas revenues	51,367	21,095
Natural gas liquids revenues	53,399	39,140
Total Revenues	$350,300	$319,417

Average sales price:
Oil (per Bbl)	$69.81	$75.89
Natural gas (per Mcf)	3.11	1.53
Natural gas liquids (per Bbl)	22.03	19.49
Total (per boe)	$40.31	$41.40

NYMEX WTI (per Bbl)	$71.42	$76.97
NYMEX Henry Hub (per MMBtu)	$3.66	$2.24
Realization to benchmark:
Oil (% of WTI)	98%	99%
Natural Gas (% of Henry Hub)	85%	68%

Operating expenses (in thousands):
Lease operating expenses	$47,075	$46,150
Gathering, transportation and processing	14,953	8,537
Taxes other than income	20,105	17,898
Depreciation, depletion and amortization	105,853	97,076

Operating costs per boe:
Lease operating expenses	$5.42	$5.98
Gathering, transportation and processing	1.72	1.11
Taxes other than income	2.31	2.32
Depreciation, depletion and amortization	12.18	12.58

Magnolia Oil & Gas Corporation
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Quarters Ended
	March 31, 2025	March 31, 2024
REVENUES
Oil revenues	$245,534	$259,182
Natural gas revenues	51,367	21,095
Natural gas liquids revenues	53,399	39,140
Total revenues	350,300	319,417
OPERATING EXPENSES
Lease operating expenses	47,075	46,150
Gathering, transportation and processing	14,953	8,537
Taxes other than income	20,105	17,898
Exploration expenses	348	25
Asset retirement obligations accretion	1,556	1,618
Depreciation, depletion and amortization	105,853	97,076
General and administrative expenses	24,588	23,555
Total operating expenses	214,478	194,859

OPERATING INCOME	135,822	124,558

OTHER EXPENSE
Interest expense, net	(5,252)	(2,312)
Other income (expense), net	1,215	(4,313)
Total other expense, net	(4,037)	(6,625)

INCOME BEFORE INCOME TAXES	131,785	117,933

Current income tax expense	12,795	11,628
Deferred income tax expense	12,342	8,708
Total income tax expense	25,137	20,336

NET INCOME	106,648	97,597
LESS: Net income attributable to noncontrolling interest	3,721	12,511
NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$102,927	$85,086

NET INCOME PER COMMON SHARE
Basic	$0.54	$0.46
Diluted	$0.54	$0.46
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	188,653	182,368
Diluted	188,664	182,424
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING (1)	5,523	21,827
DILUTED WEIGHTED AVERAGE TOTAL SHARES OUTSTANDING (1)	194,187	204,251
(1) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Summary Cash Flow Data
(In thousands)

	For the Quarters Ended
	March 31, 2025	March 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$106,648	$97,597
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	105,853	97,076
Exploration expenses, non-cash	123	1
Asset retirement obligations accretion	1,556	1,618
Amortization of deferred financing costs	532	1,089
Deferred income tax expense	12,342	8,708
(Gain) loss on revaluation of contingent consideration	(1,352)	4,205
Stock based compensation	6,550	4,658
Other	230	2,921
Net change in operating assets and liabilities	(7,992)	(6,941)
Net cash provided by operating activities	224,490	210,932

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(24,144)	(13,359)
Deposits for acquisitions of oil and natural gas properties (1)	—	(13,150)
Additions to oil and natural gas properties	(131,168)	(120,986)
Changes in working capital associated with additions to oil and natural gas properties	9,210	20,244
Other investing	30	(57)
Net cash used in investing activities	(146,072)	(127,308)

CASH FLOW FROM FINANCING ACTIVITIES
Class A Common Stock repurchases	(52,393)	(51,201)
Dividends paid	(28,911)	(24,010)
Distributions to noncontrolling interest owners	(829)	(2,837)
Other financing activities	(8,776)	(7,380)
Net cash used in financing activities	(90,909)	(85,428)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(12,491)	(1,804)
Cash and cash equivalents – Beginning of period	260,049	401,121
Cash and cash equivalents – End of period	$247,558	$399,317
(1) Associated with the acquisitions of certain oil and gas producing properties including leasehold and mineral interests in the Giddings area, that closed in the second quarter of 2024.

Magnolia Oil & Gas Corporation
Summary Balance Sheet Data
(In thousands)

	March 31, 2025	December 31, 2024
Cash and cash equivalents	$247,558	$260,049
Other current assets	159,417	150,775
Property, plant and equipment, net	2,356,122	2,306,034
Other assets	105,517	103,977
Total assets	$2,868,614	$2,820,835

Current liabilities	$305,117	$290,261
Long-term debt, net	392,700	392,513
Other long-term liabilities	181,473	170,735
Common stock	24	24
Additional paid in capital	1,878,837	1,880,243
Treasury stock	(773,673)	(721,279)
Retained earnings	828,607	754,591
Noncontrolling interest	55,529	53,747
Total liabilities and equity	$2,868,614	$2,820,835

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted EBITDAX

In this press release, we refer to adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies. We define adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, exploration expenses, and accretion of asset retirement obligations, adjusted to exclude the effect of certain items included in net income. Adjusted EBITDAX is not a measure of net income in accordance with GAAP.

Our management believes that adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors, and other interested parties may use adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of adjusted EBITDAX. Our presentation of adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to adjusted EBITDAX, our most directly comparable financial measure, calculated and presented in accordance with GAAP:

	For the Quarters Ended
(In thousands)	March 31, 2025	March 31, 2024
NET INCOME	$106,648	$97,597
Interest expense, net	5,252	2,312
Income tax expense	25,137	20,336
EBIT	137,037	120,245
Depreciation, depletion and amortization	105,853	97,076
Asset retirement obligations accretion	1,556	1,618
EBITDA	244,446	218,939
Exploration expenses	348	25
EBITDAX	244,794	218,964
Non-cash stock based compensation expense	4,946	4,658
(Gain) loss on revaluation of contingent consideration	(1,352)	4,205
Adjusted EBITDAX	$248,388	$227,827

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net income to adjusted net income

Our presentation of adjusted net income is a non-GAAP measures because it excludes the effect of certain items included in net income. Management uses adjusted net income to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes adjusting these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(In thousands)	March 31, 2025	March 31, 2024
NET INCOME	$106,648	$97,597
Adjustments:
(Gain) loss on revaluation of contingent consideration	(1,352)	4,205
Change in estimated income tax (1)	274	(795)
ADJUSTED NET INCOME	$105,570	$101,007

Diluted weighted average shares of Class A Common Stock outstanding during the period	188,664	182,424
Weighted average shares of Class B Common Stock outstanding during the period (2)	5,523	21,827
Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities (2)	194,187	204,251
(1) Represents corporate income taxes at an assumed annual effective tax rate of 20.3% and 18.9% for the quarters ended March 31, 2025 and 2024, respectively.
(2) Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of revenue to adjusted cash operating margin and operating income margin

Our presentation of adjusted cash operating margin and total adjusted cash operating costs are supplemental non-GAAP financial measures that are used by management. Total adjusted cash operating costs exclude the impact of non-cash activity. We define adjusted cash operating margin per boe as total revenues per boe less cash operating costs per boe. Management believes that total adjusted cash operating costs per boe and adjusted cash operating margin per boe provide relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, total adjusted cash operating costs and adjusted cash operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted cash operating margin may not be comparable to similar measures of other companies in our industry.

	For the Quarters Ended
(in $/boe)	March 31, 2025	March 31, 2024
Revenue	$40.31	$41.40
Total cash operating costs:
Lease operating expenses (1)	(5.34)	(5.91)
Gathering, transportation and processing	(1.72)	(1.11)
Taxes other than income	(2.31)	(2.32)
Exploration expenses (2)	(0.03)	—
General and administrative expenses (3)	(2.34)	(2.52)
Total adjusted cash operating costs	(11.74)	(11.86)
Adjusted cash operating margin	$28.57	$29.54
Margin (%)	71%	71%
Non-cash costs:
Depreciation, depletion and amortization	$(12.18)	$(12.58)
Asset retirement obligations accretion	(0.18)	(0.21)
Non-cash stock based compensation	(0.57)	(0.60)
Non-cash exploration expenses	(0.01)	—
Total non-cash costs	(12.94)	(13.39)
Operating income margin	$15.63	$16.15
Margin (%)	39%	39%
(1) Lease operating expenses exclude non-cash stock based compensation of $0.7 million, or $0.08 per boe, and $0.6 million, or $0.07 per boe, for the quarters ended March 31, 2025 and 2024, respectively.
(2) Exploration expenses exclude non-cash exploration activity of $0.1 million, or $0.01 per boe for the quarter ended March 31, 2025.
(3) General and administrative expenses exclude non-cash stock based compensation of $4.3 million, or $0.49 per boe, and $4.1 million, or $0.53 per boe, for the quarters ended March 31, 2025 and 2024, respectively.

Magnolia Oil & Gas Corporation
Non-GAAP Financial Measures

Reconciliation of net cash provided by operating activities to free cash flow

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as cash flows from operations before net change in operating assets and liabilities less additions to oil and natural gas properties and changes in working capital associated with additions to oil and natural gas properties. Management believes free cash flow is useful for investors and widely accepted by those following the oil and gas industry as financial indicators of a company’s ability to generate cash to internally fund drilling and completion activities, fund acquisitions, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies and are frequently included in published research when providing investment recommendations. Free cash flow is used by management as an additional measure of liquidity. Free cash flow is not a measure of financial performance under GAAP and should not be considered an alternative to cash flows from operating, investing, or financing activities.

	For the Quarters Ended
(In thousands)	March 31, 2025	March 31, 2024
Net cash provided by operating activities	$224,490	$210,932
Add back: net change in operating assets and liabilities	7,992	6,941
Cash flows from operations before net change in operating assets and liabilities	232,482	217,873
Additions to oil and natural gas properties	(131,168)	(120,986)
Changes in working capital associated with additions to oil and natural gas properties	9,210	20,244
Free cash flow	$110,524	$117,131